Exhibit 99.1

ONE LIBERTY PROPERTIES REPORTS FIRST QUARTER

2017 RESULTS

– Rental Income Increases 11.3% over Prior Year Quarter –

– Net Income of $0.15 Per Diluted Share –

– AFFO Per Diluted Share Increases 15.9% over Prior Year Quarter –

GREAT NECK, New York, May 9, 2017 — One Liberty Properties, Inc. (NYSE: OLP), a real estate investment trust focused on net leased properties, today announced operating results for the quarter ended March 31, 2017.

Patrick J. Callan, Jr., President and Chief Executive Officer of One Liberty stated, “Operating results continue to reflect our disciplined approach to portfolio management. During the first quarter, we benefitted from the accretive property additions made over the past year as adjusted funds from operations per diluted share grew 15.9% on a 13.5% improvement in total revenues. As we look forward, our portfolio is well positioned to drive continued growth which should result in higher cash flow as we move through the year and be additive to our efforts to enhance stockholder value.”

Operating Results:

Rental income grew 11.3% to $16.8 million for the three months ended March 31, 2017, from $15.1 million in the corresponding quarter in the prior year, and total revenues for the current quarter increased $2.2 million, or 13.5%, to $18.5 million, from $16.3 million for the quarter ended March 31, 2016, primarily due to properties acquired in 2016.

Total operating expenses in the first quarter of 2017 were $11.2 million compared to $9.3 million for the same period in 2016. Approximately $1.4 million of the increase is due to additional depreciation and amortization, of which $750,000 is associated with the properties acquired in 2016 and $646,000 relates to the write-off of tenant origination costs. The Company also incurred an additional $354,000 of real estate expenses related to 2016 acquisitions.

Net income attributable to One Liberty in the first quarter of 2017 was $2.9 million, or $0.15 per diluted share, compared to $3.3 million, or $0.18 per diluted share, in the first quarter of 2016. Net income for the 2016 quarter includes a $787,000, or $0.04 per share, gain on the sale of real estate.

Funds from Operations, or FFO, was $8.6 million for the quarter ended March 31, 2017, compared to $6.9 million in the corresponding quarter of 2016, with FFO per diluted share increasing 17.5% to $0.47 for the first quarter of 2017 from $0.40 in the same quarter of the prior year.

Adjusted Funds from Operations, or AFFO, was $9.4 million for the quarter ended March 31, 2017, compared to $7.5 million in the corresponding quarter of the prior year, with AFFO per diluted share growing 15.9% to $0.51 from $0.44.

The weighted average number of shares of common stock outstanding during the first quarter of 2017 increased by 1,391,000 shares from the first quarter of 2016 due to stock issuances pursuant to One Liberty’s at-the-market offering, dividend reinvestment and equity incentive programs. A reconciliation of GAAP amounts to non-GAAP amounts is presented with the financial information included in this release.

Balance Sheet:

At March 31, 2017, the Company had $13.2 million of cash and cash equivalents, total assets of $723.9 million, total debt of $396.8 million, net of $4.8 million of deferred financing costs, and total stockholders’ equity of $288 million.

At May 2, 2017, One Liberty’s available liquidity was $99.6 million, including $4.6 million of cash and cash equivalents (net of the credit facility’s required $3 million deposit maintenance balance) and upon attainment of borrowing base levels, up to $95.0 million available under its credit facility.

Subsequent Event:

As previously reported, on May 8, 2017, the Company sold its vacant Greenwood Village, Colorado property for $9.1 million and an approximate $6.5 million gain, which will be recognized in the three months ending June 30, 2017.

Non-GAAP Financial Measures:

One Liberty computes FFO in accordance with the “White Paper on Funds From Operations” issued by the National Association of Real Estate Investment Trusts (“NAREIT”) and NAREIT’s related guidance. FFO is defined in the White Paper as net income (computed in accordance with generally accepted accounting principles), excluding gains (or losses) from sales of property, plus real estate depreciation and amortization (including amortization of deferred leasing costs), plus impairment write-downs of depreciable real estate and after adjustments for unconsolidated partnerships and joint ventures. Adjustments for unconsolidated partnerships and joint ventures will be calculated to reflect funds from operations on the same basis. One Liberty computes AFFO by adjusting from FFO for straight-line rent accruals and amortization of lease intangibles, deducting lease termination fees and gain on extinguishment of debt and adding back amortization of restricted stock compensation, amortization of costs in connection with its financing activities (including its share of its unconsolidated joint ventures) and debt prepayment costs. Since the NAREIT White Paper does not provide guidelines for computing AFFO, the computation of AFFO may vary from one REIT to another.

One Liberty believes that FFO and AFFO are useful and standard supplemental measures of the operating performance for equity REITs and are used frequently by securities analysts, investors and other interested parties in evaluating equity REITs, many of which present FFO and AFFO when reporting their operating results. FFO and AFFO are intended to exclude GAAP historical cost depreciation and amortization of real estate assets, which assumes that the value of real estate assets diminish predictability over time. In fact, real estate values have historically risen and fallen with market conditions. As a result, management believes that FFO and AFFO provide a performance measure that when compared year over year, should reflect the impact to operations from trends in occupancy rates, rental rates, operating costs, interest costs and other matters without the inclusion of depreciation and amortization, providing a perspective that may not be necessarily apparent from net income. Management also considers FFO and AFFO to be useful in evaluating potential property acquisitions.

FFO and AFFO do not represent net income or cash flows from operating, investing or financing activities as defined by GAAP. FFO and AFFO should not be considered to be an alternative to net income as a reliable measure of our operating performance nor as an alternative to cash flows as measures of liquidity. FFO and AFFO do not measure whether cash flow is sufficient to fund all of the Company’s cash needs.

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Management recognizes that there are limitations in the use of FFO and AFFO. In evaluating the Company’s performance, management is careful to examine GAAP measures such as net income and cash flows from operating, investing and financing activities.

Forward Looking Statement:

Certain information contained in this press release, together with other statements and information publicly disseminated by One Liberty Properties, Inc. is forward looking within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities and Exchange Act of 1934, as amended. We intend such forward looking statements to be covered by the safe harbor provision for forward looking statements contained in the Private Securities Litigation Reform Act of 1995 and include this statement for the purpose of complying with these safe harbor provisions. Information regarding certain important factors that could cause actual outcomes or other events to differ materially from any such forward looking statements appear in the Company's Annual Report on Form 10-K for the year ended December 31, 2016 and in particular “Item 1A. Risk Factors” included therein. You should not rely on forward looking statements since they involve known and unknown risks, uncertainties and other factors which are, in some cases, beyond our control and which could materially affect actual results, performance or achievements.

About One Liberty Properties:

One Liberty is a self-administered and self-managed real estate investment trust incorporated in Maryland in 1982. The primary business of the Company is to acquire, own and manage a geographically diversified portfolio consisting primarily of retail, industrial, restaurant, flex, health and fitness and theater properties. Many of these properties are subject to long term net leases under which the tenant is typically responsible for the property’s real estate taxes, insurance and ordinary maintenance and repairs.

Contact:

One Liberty Properties

Investor Relations

Phone: (516) 466-3100

www.onelibertyproperties.com

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ONE LIBERTY PROPERTIES, INC.

CONDENSED BALANCE SHEETS

(Amounts in Thousands)

	March 31,	December 31,
	2017	2016

ASSETS
Real estate investments, net	$647,777	$651,213
Investment in unconsolidated joint ventures	10,772	10,833
Cash and cash equivalents	13,241	17,420
Restricted cash	572	643
Unbilled rent receivable	13,737	13,797
Unamortized intangible lease assets, net	30,823	32,645
Other assets	7,012	6,894
Total assets	$723,934	$733,445

LIABILITIES AND EQUITY
Liabilities:
Mortgages payable, net of $3,985 and $4,294 deferred financing costs, respectively	$392,656	$394,898
Line of credit-outstanding, net of $858 and $936 deferred financing costs, respectively	4,142	9,064
Unamortized intangible lease liabilities, net	18,838	19,280
Other liabilities	18,473	18,276
Total liabilities	434,109	441,518

Total One Liberty Properties, Inc. stockholders' equity	288,038	290,133
Non-controlling interests in consolidated joint ventures	1,787	1,794
Total equity	289,825	291,927
Total liabilities and equity	$723,934	$733,445

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ONE LIBERTY PROPERTIES, INC. (NYSE: OLP)

(Amounts in Thousands, Except Per Share Data)

	Three Months Ended
	March 31,
	2017	2016
Revenues:
Rental income, net	$16,833	$15,056
Tenant reimbursements	1,639	1,288
Total revenues	18,472	16,344

Operating expenses:
Depreciation and amortization	5,553	4,185
General and administrative	2,815	2,609
Real estate expenses	2,704	2,175
Real estate acquisition costs	-	204
Federal excise and state taxes	88	76
Leasehold rent	77	77
Total operating expenses	11,237	9,326

Operating income	7,235	7,018

Other income and expenses:
Equity in earnings of unconsolidated joint ventures	245	209
Prepayment costs on debt	-	(423)
Other income	22	13
Interest:
Expense	(4,389)	(4,075)
Amortization and write-off of deferred financing costs	(227)	(244)

Income before gain on sale of real estate, net	2,886	2,498
Gain on sale of real estate, net	-	787

Net income	2,886	3,285
Net (income) loss attributable to non-controlling interests	(21)	2

Net income attributable to One Liberty Properties, Inc.	$2,865	$3,287

Net income per share attributable to common stockholders-diluted	$0.15	$0.18

Funds from operations - Note 1	$8,606	$6,883
Funds from operations per common share-diluted - Note 2	$0.47	$0.40

Adjusted funds from operations - Note 1	$9,408	$7,477
Adjusted funds from operations per common share-diluted - Note 2	$0.51	$0.44

Weighted average number of common and unvested restricted shares outstanding:
Basic	18,381	16,997
Diluted	18,495	17,104

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ONE LIBERTY PROPERTIES, INC. (NYSE: OLP)

(Amounts in Thousands, Except Per Share Data)

	Three Months Ended
	March 31,
	2017	2016
Note 1:
NAREIT funds from operations is summarized in the following table:
GAAP net income attributable to One Liberty Properties, Inc.	$2,865	$3,287
Add: depreciation and amortization of properties	5,474	4,124
Add: our share of depreciation of unconsolidated joint ventures	221	224
Add: amortization of deferred leasing costs	79	61
Add: Federal excise tax relating to gain on sale	-	11
Deduct: gain on sale of real estate	-	(787)
Adjustments for non-controlling interests	(33)	(37)

NAREIT funds from operations applicable to common stock	8,606	6,883

Deduct: straight-line rent accruals and amortization of lease intangibles	(186)	(761)
Add: our share of straight-line rent accruals and amortization of lease intangibles of unconsolidated joint ventures	8	11
Add: amortization of restricted stock compensation	742	666
Add: prepayment costs on debt	-	423
Add: amortization and write-off of deferred financing costs	227	244
Add: our share of amortization of deferred financing costs of unconsolidated joint ventures	6	7
Adjustments for non-controlling interests	5	4

Adjusted funds from operations applicable to common stock	$9,408	$7,477

Note 2:
NAREIT funds from operations is summarized in the following table:
GAAP net income attributable to One Liberty Properties, Inc.	$0.15	$0.18
Add: depreciation and amortization of properties	0.31	0.25
Add: our share of depreciation of unconsolidated joint ventures	0.01	0.01
Add: amortization of deferred leasing costs	-	-
Add: Federal excise tax relating to gain on sale	-	-
Deduct: gain on sale of real estate	-	(0.04)
Adjustments for non-controlling interests	-	-

NAREIT funds from operations per share of common stock-diluted	0.47	0.40

Deduct: straight-line rent accruals and amortization of lease intangibles	(0.01)	(0.04)
Add: amortization of restricted stock compensation	0.04	0.04
Add: prepayment costs on debt	-	0.03
Add: amortization and write-off of deferred financing costs	0.01	0.01
Adjustments for non-controlling interests	-	-

Adjusted funds from operations per share of common stock-diluted	$0.51	$0.44

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